                                                                    EXHIBIT 10.6



                      ELI LILLY AND COMPANY EVA BONUS PLAN


               (As amended and restated effective January 1, 2002)

                                TABLE OF CONTENTS


ARTICLE I             BONUS PLAN STATEMENT OF PURPOSE AND SUMMARY............   1



ARTICLE II            DEFINITIONS OF CERTAIN TERMS...........................   1



ARTICLE III           DEFINITION AND COMPONENTS OF EVA.......................   2



ARTICLE IV            DEFINITION AND COMPUTATION OF THE EVA BONUS............   3



ARTICLE V             PLAN ADMINISTRATION....................................   5



ARTICLE VI            GENERAL PROVISIONS.....................................   7



ARTICLE VII           LIMITATIONS............................................   8



ARTICLE VIII          COMMITTEE AUTHORITY....................................   8



ARTICLE IX            NOTICE.................................................   9



ARTICLE X             EFFECTIVE DATE.........................................   9



ARTICLE XI            AMENDMENTS AND TERMINATION.............................  10



ARTICLE XII           APPLICABLE LAW.........................................  10

                                    ARTICLE I

                   BONUS PLAN STATEMENT OF PURPOSE AND SUMMARY

1.1 The purpose of the Plan is to provide a system of bonus compensation for selected employees of Eli Lilly and Company and subsidiaries which will promote the maximization of shareholder value over the long term, by linking performance incentives to increases in shareholder value. The Plan ties bonus compensation to Economic Value Added ("EVA"), and thereby rewards employees for long-term, sustained improvement in shareholder value. The Plan is intended to satisfy the requirements for providing "performance-based" compensation under Section 162(m) of the Internal Revenue Code.

1.2 EVA will be used as the performance measure of value creation. EVA reflects the benefits and costs of capital employment. Employees create economic value when the operating profits from a business exceed the capital charge associated with the capital assets employed.


                                   ARTICLE II

                          DEFINITIONS OF CERTAIN TERMS

Unless the context requires a different meaning, the following terms shall have the following meanings:

2.1      "Company" means Eli Lilly and Company and its subsidiaries.

2.2 "Committee" means the Compensation Committee, the members of which shall be selected by the Board of Directors of Eli Lilly and Company from among its members. Each Committee member shall, at all times while serving, satisfy the requirements of an "outside director" within the meaning of Section 162(m).

2.3 "Participant" means any employee of the Company designated by the Committee as a participant in the Plan with respect to any Plan Year. In its discretion, the Committee may designate Participants either on an individual basis or by determining that all employees in specified job categories, classifications or levels shall be Participants.

2.4      "Plan" means this Eli Lilly and Company EVA Bonus Plan.

2.5      "Plan Year" means the applicable calendar year.

2.6 "Retirement" means the cessation of employment upon the attainment of at least eighty age and benefit years of service points, as determined by the provisions of The Lilly Retirement Plan as amended from time to time, assuming eligibility to participate in that plan.

2.7 "Disability" means the time at which a Participant becomes eligible for a payment under The Lilly Extended Disability Plan, assuming eligibility to participate in that plan.

2.8 "Section 162(m)" means Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.9 "Section 162(m) Participant" means a Participant who, in the determination of the Committee, is or may in the future become a "covered employee" under Section 162(m).


                                   ARTICLE III

                        DEFINITION AND COMPONENTS OF EVA

The following terms set forth the calculation of EVA and the components of calculating EVA. The calculation of EVA for a Plan Year is used in determining the bonuses earned by Participants under the Plan, as set forth in Article IV.

3.1 "Economic Value Added" or "EVA" means the excess NOPAT that remains after subtracting the Capital Charge.

3.2 "Net Operating Profit After Tax" or "NOPAT" means the after tax operating earnings of the Company for the Plan Year. NOPAT is determined by adding net sales plus other net income and subtracting the following: cost of goods sold, marketing and administrative expenses (excluding goodwill amortization and interest expense), amortization of research and development, taxes (excluding the tax benefit of interest expense) and amounts associated with discontinued operations.

3.3 "Capital Charge" means the deemed opportunity cost of employing capital for the Company. The Capital Charge is calculated by multiplying Operating Capital times Operating Cost of Capital (OC*) and Cash Capital times Non-operating Cost of Capital (NOC*), then summing the two products.

3.4 "Operating Capital" means the net investment employed in the operations of the Company produced by operations. Operating Capital is calculated by adding together current assets (excluding cash and short-term marketable securities), net property, plant and equipment, gross goodwill, net intangibles, other assets, and capitalized research and development, and the present value of operating leases, and subtracting the following: non-interest bearing liabilities and capital associated with discontinued operations.

3.5 "Cash Capital" means the aggregate balances of any cash plus short-term marketable securities.

3.6 "Cost of Operating Capital" or "OC*" is the percentage calculated from the weighted average of Cost of Debt and Cost of Equity. Cost of Operating Capital for each Plan Year is determined by the Chief Financial Officer and approved by the Committee.

3.7 "Cost of Non-operating Capital" or "NOC*" is the after-tax opportunity cost of capital associated with Cash Capital, as deemed appropriate for Cash Capital by the Chief Financial Officer and approved by the Committee.

3.8 "Cost of Debt" capital is the marginal long-term borrowing rate adjusted for the credit rating of the Company times (one minus the tax rate).

3.9 "Cost of Equity" capital is the risk-free rate plus (beta times the market risk premium). For this purpose, the risk-free rate, the beta and the market risk premium are determined by the Chief Financial Officer and approved by the Committee.


                                   ARTICLE IV

                   DEFINITION AND COMPUTATION OF THE EVA BONUS

Bonuses earned under the Plan for a Plan Year are determined based on a comparison of actual EVA to the "Target EVA" for the year, which is established as described below to motivate improvement in EVA from year to year. The result of this comparison is adjusted by a "Leverage Factor" measuring the volatility of industry EVA returns. The factor produced is referred to as the "Bonus Multiple," which is multiplied by the Participant's applicable "Target Bonus" amount established for the year to produce the actual bonus earned. This amount, referred to as the "Declared Bonus," is credited to the Participant's "Bonus Bank" balance and paid out in the manner provided below.

4.1 Target Bonus. The Target Bonus Award will be determined by the Committee on a basis that takes into consideration a Participant's salary grade level, job responsibilities as well as past and expected future job performance. Target Bonus Awards for a particular Plan Year are expressed as a percentage of annual base salary as in effect on the fixed annual merit date in that Plan Year or on the first day of the Plan Year if there is no merit date in a given Plan Year. Early in the Plan Year, each Participant (except executive officers and Section 162(m) Participants) will receive three Target Bonus Awards to correspond with each of the three performance ratings. The actual Target Bonus used to calculate the Declared Bonus will be determined by the individual's performance rating for the given Plan Year as determined by the individual's supervision, except as otherwise provided in Article V. Executive officers (as determined in accordance with regulations under the Securities Exchange Act of 1934) and Section 162(m) Participants shall receive a single Target Bonus Award.

         The Target Bonus will be based on the currency in which the highest portion of base pay is regularly paid. The Committee shall determine the appropriate foreign exchange conversion methodology in its discretion.

4.2 Declared Bonus. A Declared Bonus is the applicable Target Bonus times the Bonus Multiple.

4.3 Bonus Multiple. The Bonus Multiple is Actual EVA less Target EVA (positive or negative), divided by the Leverage Factor, plus one. In years in which the Bonus Multiple is equal to or less than zero, the Target Bonus used to calculate the Declared Bonus will be the Target Bonus associated with the "Successful" or middle performance rating.

4.4 Bonus Bank. All bonus payments are made from the Bonus Bank. Each Participant's beginning Bonus Bank balance in his/her first year of participation is zero. The Bonus Bank is increased or decreased for any Plan Year by the amount of Declared Bonus. If the available Bonus Bank balance after the inclusion of the Declared Bonus is positive, the Participant will be paid from such balance up to the applicable Target Bonus Award, plus one third of any such balance that remains after subtracting the Target Bonus Award from the available Bonus Bank balance. If the available Bonus Bank balance is zero or negative, no payment will occur. After any payment as calculated above, the beginning Bonus Bank balance for the subsequent Plan Year shall be as follows:

         (a) Any positive balance shall be carried forward as the new beginning Bonus Bank balance.

         (b) Any negative balance resulting from a negative Bonus Multiple shall be carried forward as the new beginning (negative) Bonus Bank balance; provided, however, that not later than 90 days after the commencement of a Plan Year, the Committee may determine in its discretion that, with respect to that particular Plan Year, in the event a Declared Bonus for the Plan Year would result in a negative beginning Bonus Bank balance for the subsequent Plan Year, such Bonus Bank balance would be reset at zero.

         (c) If the Bonus Bank balance has been completely depleted because of a Bonus Multiple between zero and 1.0, the new beginning Bonus Bank balance shall be zero.

4.5      Target EVA. The Target EVA for each year will be calculated as follows:

         Target EVA = Prior Year's Actual EVA + Expected Improvement

4.6 Expected Improvement. The Expected Improvement is the additional EVA amount determined by the Committee that is used to assure that a minimum level of improvement is achieved in order to earn target awards.

4.7 Leverage Factor. The Leverage Factor determines the rate of change in bonuses as EVA surpasses or falls short of Target EVA, determined by the Committee from an evaluation of the long term volatility of industry returns.

4.8 Section 162(m) Requirements, Bonus Maximum. In the case of Section 162(m) Participants, all determinations necessary for computing Declared Bonuses for a Plan Year, including establishment of all components of the EVA calculation and of the Target Bonus percentages, shall be made by the Committee not later than 90 days after the commencement of the Plan Year. As and to the extent required by Section 162(m), the terms of a Declared Bonus for a Section 162(m) Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Section 162(m) Participant, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the award. Notwithstanding anything elsewhere in the Plan to the contrary, the maximum amount of the Declared Bonus that may be paid from the Bonus Bank to a Section 162(m) Participant during any one calendar year shall be $5 million.

                                    ARTICLE V

                               PLAN ADMINISTRATION

5.1 Time of Payment. Payment from the Bonus Bank will be made before April 1 of the year following the Plan Year.

5.2 Certification of Results. Before any amount is paid under the Plan, the Committee shall certify in writing the calculation of EVA for the Plan Year and the satisfaction of all other material terms of the calculation of the Declared Bonus.

5.3 New Hires and New Participants. New hires or individuals promoted who are first selected for participation by the Committee effective on a date other than January 1 will participate on a pro-rata basis in their first year of participation, based on the Declared Bonus determined for the Plan Year, pro-rated for that period of the year during which the Participant was selected for participation in the Plan. Any such Participant's Target Bonus Award for that Plan Year will be determined, as applicable, based on his or her annual base salary as in effect on
         (i) the fixed annual merit date in that Plan Year, (ii) January 1 in years when there is no merit date in that Plan Year, or (iii) on the date of hire or promotion if hired or promoted after the fixed annual merit date in that Plan Year. For purposes of pro-rating, the individual's performance rating at the end of the Plan Year will apply to the entire Plan Year. Notwithstanding the foregoing, in the case of any Section 162(m) Participant who is first selected by the Committee to participate in the Plan after January 1 of a Plan Year, such Participant's Declared Bonus may be determined, at the discretion of the Committee exercised at the time such participation begins, in a manner that complies with the requirements for "performance-based compensation" under Section 162(m).

5.4 Promotions of Existing Participants. If an existing Participant is promoted effective on a date other than January 1 to a position that is rated global job level ("G-level") G-6 or above but is not an executive officer or Section 162(m) Participant, he/she will receive a Declared Bonus that is pro-rated based on a proration calculation methodology to be determined by the vice president responsible for human resources in his or her discretion. Such methodology will address the date of the promotion, base salary(ies), Target Bonus percentage(s), and performance rating(s). Such vice president will also have discretion to pro-rate, using the same or a different methodology, in the case of promotions of existing Participants to positions with a G-level lower than G-6. If an existing Participant is promoted effective on a date other than January 1 to an executive officer and/or Section 162(m) Participant position, he/she will receive a Declared Bonus that is pro-rated according to time based on the date of promotion and the Target Bonus percentage and base salary applicable to each such position.

5.5 Termination of Employment. If a Participant ceases employment with the Company on or before the last day of a Plan Year for reasons other than Retirement, Disability or death, the Participant shall receive no Declared Bonus for that Plan Year, and his/her Bonus Bank balance shall be forfeited. The Committee may make complete or partial exceptions to this rule, in its sole discretion, and, with respect to employees other than executive officers, may delegate to the vice president responsible for human resources the authority to make such exceptions. Notwithstanding the foregoing, with respect to the Declared Bonus for a Section 162(m) Participant, any such termination of employment shall result in payment of a bonus based on the Declared Bonus determined for the Plan Year but pro-rated for the period of the year prior to such event, subject to the Committee's discretion to forfeit all or any portion of such bonus, and the Bonus Bank balance shall be forfeited as well.

5.6 Demotions. If an existing Participant who is not an executive officer or Section 162(m) participant is demoted to a non-global job level ("G level") position or to a lower G-level position on a date other than January 1, he/she will receive a Declared Bonus that may be pro-rated based on a proration calculation methodology to be determined by the vice president responsible for human resources in his or her discretion. Such methodology will address the date of the demotion, base salary(ies), Target Bonus percentage(s), and performance rating(s). If an executive officer and/or Section 162(m) Participant is demoted to a lower G-level position on a date other than January 1, he/she will receive a Declared Bonus that is pro-rated according to time based on the date of demotion and the Target Bonus percentage and base salary applicable to each such position.

5.7 Leave of Absence. If a Participant is on an approved leave of absence from employment during part of a Plan Year, the Participant shall receive a Declared Bonus for the Plan Year based on the Declared Bonus determined for the full Plan Year but pro-rated for the period of the year that the Participant was actively employed by the Company, subject to the Committee's discretion to forfeit all or any portion of such bonus. For purposes of pro-rating, the Participant's last performance rating (interim or annual) before commencement of the leave will be used to determine the Declared Bonus. A Participant who is on an approved leave of absence for an entire Plan Year will not receive a Declared Bonus for that Plan Year. The Participant will retain his Bonus Bank balance if he returns to employment immediately following the approved period of leave of absence.

5.8 Retirement, Disability or Death. If a Participant ceases employment with the Company on or before the last day of the Plan Year because of Retirement, Disability or death, the Participant or personal representative, as the case may be, shall receive into his or her Bonus Bank before April 1 of the next year a Declared Bonus based on the Declared Bonus determined for the Plan Year but pro-rated for that period of the Plan Year during which the Participant was an active employee of the Company. For purposes of pro-rating, the Participant's last performance rating (interim or annual) before termination of employment will be used to determine the Declared Bonus. Following payment of such bonus in accordance with Section 4.4, any remaining positive Bonus Bank balance shall be paid.

5.9 Plan Participation. A Participant may not participate in this Plan for any portion of a Plan Year for which he/she is entitled to receive payment under the Eli Lilly and Company Contingent Compensation Plan, The Eli Lilly and Company Premier Rewards Plan, or such other bonus program of the Company or a subsidiary or affiliate of the Company as may be specifically designated by the Committee or its designee. Such Participants will participate in this Plan on a pro-rata basis, based on the Declared Bonus for the Plan Year, pro-rated for that period of the year during which the Participant participated in this Plan. Alternatively, the Committee or its designee may determine that the Participant who is eligible to participate in such other plan may continue to participate in this Plan but with reduced Target Bonus Awards for any period during which the Participant is also participating in such other plan.

5.10 Forfeiture Events. Notwithstanding any other provision of this Plan to the contrary, the Committee may, in its sole discretion, upon the occurrence of a Forfeiture Event (as defined below), forfeit all or any portion of a Participant's Declared Bonus and Bonus Bank balance and terminate such Participant's future participation in the Plan. For purposes hereof, a "Forfeiture Event" shall mean the occurrence of one or more of the following events with respect to a Participant: (i) the termination or forced resignation from employment of the Participant for "misconduct" (as defined in the Company's Employee Information Handbook), (ii) any violation by the Participant of The Red Book:
         Standards of Business Conduct that is detrimental to the Company, (iii) any breach of a noncompetition, nonsolicitation, nondisclosure or other restrictive covenant that may apply by written agreement between the Company and the Participant or (iv) Participant's having engaged in any other activity that, in the judgment of the Committee, is detrimental to the business, affairs or reputation of the Company (including, without limitation, engaging in any criminal activity). Except with respect to executive officers, the Committee may delegate the authority granted under this section to the vice president responsible for human resources.


                                   ARTICLE VI

                               GENERAL PROVISIONS

6.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which in the sole determination of the Company are required to be withheld under law with respect to any amount due or payable under the Plan.

6.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3 No Prior Right or Offer, No Right to Future Participation. Participation in the Plan for Plan Years is determined from year-to-year by the Committee in its sole discretion. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan. No award to any such Participant in any Plan Year shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent Plan Year.

6.4 Rights Personal to Employee. Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable, except by will or pursuant to the laws of descent or distribution, and shall be exercisable during his/her lifetime, only by such employee, or a court-appointed guardian for the employee.

6.5 Non-Allocation of Award. In the event of a suspension of the Plan in any Plan Year, as described in Section 11.1, no awards under the Plan for the Plan Year during which such suspension occurs shall affect the calculation of awards for any subsequent period in which the Plan is continued.


                                   ARTICLE VII

                                   LIMITATIONS

7.1 No Continued Employment. Neither the establishment of the Plan nor the grant of an award thereunder shall be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without notice or cause at any time.

7.2 No Vested Rights. Except as expressly provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Target Bonus or Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary.

7.3 Non-alienation. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors. Except as provided in Subsection 6.1, no Participant or other person shall have any right or power, by draft, assignment, or otherwise, to mortgage, pledge or otherwise encumber in advance any payment under the Plan, and every attempted draft, assignment, or other disposition of any interest or payment under this Plan shall be absolutely void.


                                  ARTICLE VIII

                               COMMITTEE AUTHORITY

8.1 Authority to Interpret and Administer. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Except as to Participants who are treated by the Company as executive officers of the Company for federal securities law reporting purposes (including any Section 162(m) Participant), the Committee may delegate in writing to officers or employees of the Company the power and authority granted by this Section 8.1 to interpret and administer this Plan. Any decision taken by the Committee or officer or employee to whom authority has been delegated, arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through Participants.

8.2 Adjustments for Significant Events. Prior to the beginning of a Plan Year, the Committee may specify with respect to Declared Bonuses for the Plan Year that EVA will be determined before the effects of acquisitions, divestitures, restructurings or changes in corporate capitalization, accounting changes, and/or events that are treated as extraordinary items for accounting purposes; provided that such adjustments shall be made only to the extent permitted by Section 162(m) in the case of Section 162(m) Participants.

8.3 Financial And Accounting Terms. Except as otherwise provided, financial and accounting terms, including terms defined herein, shall be determined by the Committee in accordance with generally accepted accounting principles and as derived from the audited consolidated financial statements of the Company, prepared in the ordinary course of business.

8.4 Section 162(m) Deferrals. To the extent that, notwithstanding the terms of the Plan, the Company's tax deduction for remuneration in respect of the payment of bonuses under the Plan to a Section 162(m) Participant would be disallowed under Section 162(m) by reason of the fact that such Participant's applicable employee remuneration, as defined in
         Section 162(m), either exceeds or, if such bonus were paid, would exceed the $1,000,000 limitation in Section 162(m), any such excess (as determined by the Committee in its sole discretion) shall be automatically deferred under the terms of The Lilly Deferred Compensation Plan. Payment of any deferred amounts shall be made to the Participant in the first year thereafter that the Company's tax deduction in respect of the payment would not be disallowed under
         Section 162(m).


                                   ARTICLE IX

                                     NOTICE

9.1 Any notice to be given to the Company or Committee pursuant to the provisions of the Plan shall be in writing and directed to Secretary, Eli Lilly and Company, Lilly Corporate Center, Indianapolis, IN 46285.


                                    ARTICLE X

                                 EFFECTIVE DATE

10.1 This Plan, as amended and restated herein, shall be effective for the Plan Year commencing January 1, 2002. The terms of this restated plan shall apply to Declared Bonuses earned in 2002 and future Plan Years. All Declared Bonuses earned in Plan Years prior to 2002 shall be payable in accordance with the terms of the Plan as in effect for the year to which the Declared Bonus relates. The final Plan Year of this Plan, unless amended or terminated by the Board (or the Committee) and approved by the stockholders to the extent provided in Article XI, shall be the 2007 Plan Year.

                                   ARTICLE XI

                           AMENDMENTS AND TERMINATION

11.1 This Plan may be amended, suspended or terminated at any time at the discretion of the Board of Directors of Eli Lilly and Company, and may, except for this Section 11.1, be amended at any time by the Committee. Solely to the extent deemed necessary or advisable by the Board (or the Committee) for purposes of complying with Section 162(m), the Board (or the Committee) may seek the approval of any such amendment by the Company's stockholders. Any such approval shall be by the affirmative votes of a majority of the stockholders of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable state law and the Articles of Incorporation and By-laws of the Company. The material terms of EVA must be disclosed to and reapproved by the stockholders of the Company no later than the Company's annual meeting of stockholders that occurs in the year 2003.


                                   ARTICLE XII

                                 APPLICABLE LAW

12.1 This Plan shall be governed by and construed in accordance with the provisions of the laws of the State of Indiana without regard to the conflicts-of-law principles of Indiana.